Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT effective the 1st day of April, 2012.

BETWEEN:

INFRASTRUCTURE MATERIALS CORP., a corporation formed under the laws of the state of Delaware

(the "Corporation")

AND:

TEATYN ENTERPRISES INC., a company incorporated under the laws of the Province of British Columbia

(the "Consultant")

             WHEREAS

A.

The Corporation is a public company with its common shares listed and posted for trading on the OTCBB (the "U.S. Exchange") and the TSX Venture Exchange ( the “Canadian Exchange”), and the Consultant is a company in the business of providing investor relations services to publicly traded companies;

B.	The Consultant desires to be engaged by the Corporation to develop and execute an investor relations program on behalf of the Corporation;

C.

The Consultant has represented to the Corporation that it has the expertise and experience to develop an investor relations program for a public company trading on both the U.S. Exchange and the Canadian Exchange; and

D.

The Corporation wishes to engage the Consultant to perform certain services as set forth in this agreement (the "Agreement") and the Consultant has agreed to perform such services on and subject to the terms and conditions contained herein;

             NOW THEREFORE in consideration of the premises and mutual covenants and agreements set out in this Agreement, the parties hereto agree as follows:

1.          INTERPRETATION

1.1	Definitions. In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the expressions following shall have the meanings indicated below:

	(a)	“Agreement” means all terms set out within this document entered into by the Corporation and Consultant;

	(b)	"Board" means the board of directors of the Corporation;

(c)

"Change of Control" means: (i) where a Person or group of Persons acting in concert acquires ownership or control from a majority of the outstanding voting shares of the Corporation; (ii) the sale, lease, license or transfer or of all or substantially all of the Corporation's assets to any other Person or Persons; and (iii) the entering into of a merger, amalgamation, arrangement or other re-organization by the Corporation with another entity which results in the majority of the voting shares of the Corporation or the successor resulting from such merger, amalgamation, arrangement or other re- organization being owned or controlled by a Person or a group of Persons acting in concert;

(d)

"Confidential Information" means all information relating to the business and affairs of the Corporation and all information supplied by a third party to the Corporation in confidence, which, at the time is confidential in nature (whether or not specifically identified as confidential), is known or should be known by the Consultant as being confidential or has been or is from time to time used by, developed by, made known to or otherwise learned by, the Consultant through the use of any of the Corporation's facilities or resources or in the course of performing the Services under this Agreement, and includes: (i) all intellectual property, including trade secrets; (ii) all information treated as proprietary by the Corporation or its advisors, including but not limited to, the Corporation’s legal counsel; and (iii) all confidential facts relating to the Corporation. Notwithstanding the foregoing, Confidential Information does not include any information that at the time has become generally available to the public other than as a result of disclosure by the Consultant, was available to the Consultant on a non-confidential basis before the date of this Agreement or becomes available to the Consultant on a non-confidential basis from a Person (other than the Corporation or any of its representatives) who is not, to the knowledge of Consultant, otherwise bound by confidentiality obligations to the Corporation or otherwise prohibited from transmitting the information to the Consultant;

(e)	"Contract Amount" means the consultancy fees, stock option grants to be paid or provided or that may be paid, granted or provided to the Consultant as set forth in Section 4;

(f)

"Person" is to be broadly interpreted and includes an individual, a corporation, a partnership, a joint venture, a trust, an association, an unincorporated organization, a regulatory body or agency, a governmental authority or agency, an executor or administrator or other legal or personal representative, or any other juridical entity; and

(g)	"Services" has the meaning as set forth in Section 3.1.

1.2	Currency. All references to money in this Agreement shall mean the lawful money of Canada.

2.          TERM

2.1	Term. This Agreement is for an initial period of one year (the "Term"), unless terminated in accordance with Section 9.

2.2

Renewal prior to Anniversary. This Agreement may be renewed by written notice being provided by the Corporation to the Consultant 30 days prior to expiry of the Term or by mutual agreement of the parties. Such renewal shall be on such terms as to be agreed upon between the parties.

3.          SERVICES

3.1

Performance of Services. The Corporation hereby engages the Consultant to develop and execute an investor relations program for the Corporation, provide such other services as are customarily performed by an investor relations firm to a publicly held corporation such as the Corporation and such other similar services as are requested of the Consultant by the Corporation from time to time (collectively, the "Services"), all as more particularly described in Schedule A, attached hereto and forming part of this Agreement. The investor relations program will consist of generating interest in the Corporation (as a potential investment) within a target audience – the Canadian professional investment community - providing updates, and handling follow ups on behalf of the Corporation. The program will emphasize increasing the Corporation's network of contacts within this community.

3.2

Applicable Laws. The Consultant agrees that all Services shall be conducted in accordance with all applicable laws and regulation in the United States and Canada and in compliance with the policies and procedures of the U.S. Exchange, if any, and the Canadian Exchange.

3.3

Place of Work and Hours. Consultant shall perform the Services at such place or places as determined by the Consultant which may be at the premises of the Consultant or at the offices of the Corporation or otherwise. The Consultant shall work such number of hours as is reasonably required to perform the Services and shall be free to determine the hours of the day in which it will perform the Services.

3.4

Conflicts. The Corporation is aware that the Consultant does and will continue to provide consulting services to other Persons and the Corporation recognizes that such Persons will require a certain portion of the Consultant’s time. The Corporation agrees that the Consultant may continue to provide services to such other Persons, provided that such interests do not conflict with its duties under this Agreement. The Consultant shall disclose actual or potential business conflicts of interest to the Board. Any uncertainty as to whether such a conflict exists shall be raised by the Consultant for determination by the Board, acting reasonably.

3.5

Independent Contractor. The Consultant, in performing the Services hereunder, shall be an independent contractor and shall not be deemed to be an employee, agent or subcontractor of the Corporation, notwithstanding that the performance of the Services, or any part thereof, may be subject to the direction of the Corporation.

3.6

Entitlement to Benefits. Consultant agrees that the Consultant will not be eligible to participate in any employee benefit plans generally available to the professional staff of the Corporation, including, without limitation, life insurance, workers’ compensation insurance, health care, disability income, dental, savings and pension plans.

3.7

No Third Party Agreements. The Consultant shall not be entitled nor shall the Consultant purport to bind the Corporation or enter into any contracts or agreements with any third parties on behalf of the Corporation, whether in the performance of the Services or otherwise, unless and only as expressly permitted by this Agreement or as otherwise directed in writing by the Corporation.

4.          COMPENSATION AND EXPENSES

4.1	Contract Amount. During the Term, the Corporation shall pay to Consultant on the last business day of each month, a monthly fee of $5,000.

4.2

Stock Options. Upon entering into this Agreement, the Consultant shall be granted 350,000 options to purchase an aggregate of 350,000 common shares of the Corporation at an exercise price of $0.10 per share. The right to exercise such options shall vest evenly at the rate of 1/12 per month (29,166 options vesting per month with 29,174 options vesting in the 12th month). Upon proper exercise of such options, Consultant shall receive common shares of the Corporation subject to such restrictions on transfer and/or trading or otherwise as may be required by applicable legislation, regulation or Canadian Exchange policy. The Corporation shall issue to Consultant an option agreement covering such options and containing the Corporation’s normal terms and conditions related to option grants. In the event that this Agreement is terminated prior to the vesting of the options that have been granted, any options that have not vested shall remain unvested and shall expire. All options that are vested but unexercised shall expire 30 days following the expiry or termination of this Agreement.

4.3

Reimbursable Expenses. The Consultant shall be entitled to invoice the Corporation and the Corporation shall reimburse the Consultant for travel expenses that have been pre-approved by the Corporation. Invoices for expenses chargeable to the Corporation hereunder shall be supported by appropriate original receipts.

5.          LIABILITY AND IDEMNITY FOR TAXES

5.1

Taxes. The Consultant is exclusively liable for and shall pay before delinquency all applicable taxes and assessments imposed or levied in respect of the Services, which may include without limitation, those related to income tax, employment insurance ("EI"), Canada Pension Plan ("CPP"), Workers’ Compensation Board ("WCB") payments, GST or other amounts prescribed by law.

5.2

Indemnity. In the event Canada Revenue Agency or any other governmental or statutory authority, for whatever reason, seeks from the Corporation or a director of the Corporation, income tax, GST, CPP, EI, WCB (including any fines, penalties or interest) ("Assessments") on the Contract Amount or any portion thereof or as a result of the Consultant rendering Services to the Corporation, the Consultant agrees to indemnify the Corporation and its directors, the amount of any such Assessments, plus any legal fees or amount incurred by the Corporation on account of such Assessments within 30 days of the Corporation providing notice to the Consultant of such Assessments along with all related correspondence and notification provided by the Canada Revenue Agency or other governmental or statutory authority.

5.3

Withholdings. To the extent that the Corporation is required by any laws, rules, regulations or orders of any government of governmental authority to withhold any sum, the Corporation shall be entitled to do so and shall thereafter provide the Consultant with appropriate notifications and a statement requiring payment to be made to the Corporation of such sums.

6.          CONFIDENTIAL INFORMATION

6.1

Obligation of Confidentiality. The Consultant shall, and shall cause its officers, directors, consultants and employees to, keep and use all Confidential Information in confidence and will not, without the Corporation's prior consent, disclose any Confidential Information to any person or entity. Consultant shall not use, and shall cause its officers, directors, consultants and employees to not use, either directly or indirectly, any Confidential Information for any purpose other than the performance of the Services. The Consultant acknowledges and agrees that the Corporation retains all right, title and interest in and to all Confidential Information. Consultant shall not involve third parties in the performance of services hereunder without the prior consent of the Corporation and a written undertaking of such third party to maintain confidentiality.

6.2

Acknowledgment of Confidentiality. The Consultant acknowledges and confirms that all communications and information relating to the Services received by the Consultant from the Corporation prior to the date of this Agreement shall be deemed to be Confidential Information under this Agreement and shall be deemed to have been received under an obligation of confidentiality from the time of its receipt on the terms as set out in this Agreement.

6.3

Return of Materials. Upon termination of this Agreement, the Consultant shall forthwith deliver or cause to be delivered to the Corporation any and all Confidential Information in the possession of the Consultant or its officers, directors, consultants and employees, including all books, records, documents or copies thereof, including electronic copies, effects, securities or other property belonging to the Corporation which are in the possession, charge, control or custody of the Consultant its officers, directors, consultants and employees. This also includes shareholder/investor lists of the Corporation with related contact information generated during the course of the Term of the Agreement.

6.4

Copyright. The Consultant acknowledges and agrees that the Corporation shall own, and agrees on request by the Corporation to execute any reasonable document and do any reasonable act reasonably necessary to assign to the Corporation any interest the Consultant might otherwise have in, any and all inventions, improvements and ideas (whether or not patentable) which the Consultant may make or conceive during the period of its relationship with the Corporation and which relate to the Services. Any such invention, improvement, or idea shall be the exclusive property of the Corporation and its successors and assigns. The Consultant also affirms that if any such invention, improvement, or idea shall be deemed confidential by the Corporation, the Consultant shall not disclose any such invention, improvement, or idea without prior written authorization from the Corporation. The Consultant hereby waives any moral rights to any inventions, improvements, or ideas.

7.          REPRESENTATIONS AND WARRANTIES

7.1

The Corporation’s Representation and Warranty. The Corporation hereby represents and warrants to Consultant that the Corporation is a corporation duly organized, existing, and in good standing under the laws of the State of Delaware and has the power, authority, and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.

7.2	Consultant's Representations and Warranties. The Consultant represents and warrants to the Corporation that:

(a)

it shall observe and comply with all applicable rules and policies of the U.S. Exchange and the Canadian Exchange and all applicable laws, codes and regulations of government agencies in the United States and Canada and any country having jurisdiction over services performed by Consultant, including Federal, Provincial, Municipal and local governing bodies having jurisdiction over the Services or any part thereof and that Consultant has the power, authority, and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement;

(b)

it has the competency, skill and expertise to perform the Services and that it shall utilize professional skill, diligence and care to ensure that all Services are completed to the satisfaction of the Corporation. In carrying out the Services, the Consultant shall comply with all lawful and reasonable instructions as may be given by the Corporation from time to time;

(c)

it has, or its personnel have, such licenses as may be necessary or appropriate to perform the Services contemplated in this Agreement and in the jurisdictions where Consultant shall perform the Services contemplated in this Agreement; and

	(d)	it shall contact only appropriate Persons on behalf of the Corporation who are investment professionals or otherwise sophisticated investors.

8.          INDEMNITY

8.1

By Consultant. The Consultant shall indemnify and save harmless the Corporation and its respective directors, officers, employees and consultants from and against any and all actions and manner of actions, cause and causes of actions, complaints, suits, debts, sums of money, expenses, damages, costs, claims and demands of any kind and nature whatsoever, which the Corporation or its respective directors, officers, employees or consultants may suffer or incur as a result of the misconduct, the breach of any representation made by the Consultant in this Agreement or the negligence of the Consultant or otherwise arising out of a breach of the Agreement by the Consultant.

8.2

By the Corporation. The Corporation shall indemnify and save harmless the Consultant and its respective directors, officers and employees, from and against any and all actions and manner of actions, cause and causes of actions, complaints, suits, debts, sums of money, expenses, damages, costs, claims and demands of any kind and nature whatsoever, which the Consultant or its respective directors, officers and employees may suffer or incur as a result of the misconduct, the breach of any representation made by the Corporation in this Agreement or negligence of the Corporation or otherwise arising out of a breach of the Agreement by the Corporation.

9.          TERMINATION

9.1

Consultant's Default. This Agreement may be terminated by the Corporation in the event of a Consultant’s Default at any time by delivering written notice to that effect to the Consultant. In such event, the Consultant shall immediately cease rendering Services under this Agreement upon receipt of such notice. For purposes of this Agreement "Consultant’s Default" shall mean:

(a)

the failure by the Consultant to substantially perform its obligations according to the terms hereof after the Corporation has given the Consultant reasonable notice of such failure in writing and a reasonable opportunity to correct, or cause to be corrected, such failure;

(b)

the involvement or participation by the Consultant or any of its directors, officers, consultants or employees in any wrongful act which is materially injurious to the Corporation, financially or otherwise;

(c)

conviction of or plea to by the Consultant or any of its directors, officers or employees of a criminal offence involving dishonesty or fraud or which is likely to injure the Corporation’s business or reputation;

	(d)	intentional misappropriation by the Consultant or any of its directors, officers or employees of any of the Corporation's property or assets of a material nature;

(e)

any information, reports, documents or certificates being intentionally furnished by the Consultant to the Board or any committee thereof which are intentionally false or misleading either because they include or fail to include material facts; or

	(f)	any conduct by the Consultant that would constitute a material default of the Consultant's obligations under common law or applicable securities regulations.

9.2

Termination without Consultant’s Default. The Corporation may for any reason terminate this Agreement at any time and for any reason upon providing to the Consultant 30 days written notice of such termination. The Corporation shall be entitled, but not required, to make payment to the Consultant in lieu of such required notice based on the Contract Amount.

9.3

Corporation’s Default. This Agreement shall immediately terminate, at the option of the Consultant, by giving written notice to the Corporation, upon a Corporation’s Default. For purposes of this Agreement, "Corporation’s Default" shall mean:

	(a)	the Services or the Contract Amount are reduced in any material manner unless otherwise agreed to by the Consultant;

(b)	any other conduct that would constitute a material default of the Corporation's obligations under common law; or

(c)	there is a Change of Control of the Corporation.

9.4	Termination without Corporation's Default. The Consultant may for any reason terminate this Agreement at any time upon providing to the Corporation 30 days written notice of such termination.

9.5

Liquidation or Bankruptcy. This Agreement shall terminate immediately upon either party passing a resolution for the winding-up or liquidation of such party or instituting proceedings to be adjudicated bankrupt or making an assignment for the benefit of creditors, or upon a receiver or trustee in bankruptcy being appointed for either party, or upon any proceeding in bankruptcy, receivership, or liquidation being instituted against a party and continuing for 30 days without being dismissed, or upon a party otherwise ceasing to exist; provided that any right of termination set out above shall be in addition to all other rights and remedies available to the parties, if any, for default or wrong-doing by each other.

9.6

Payment upon Termination. If this Agreement is terminated pursuant to this Section 9, the Corporation shall pay Consultant for all Services performed by Consultant prior to the effective date of such termination. In the event that amounts have been paid in excess of the amount owing, Consultant shall refund to the Corporation amounts it has received from the Corporation in excess of those owing hereunder.

9.7

Suspension of Obligations. If either party should default in the performance or observance of any of its obligations under this Agreement and fail to remedy such default within 30 days after receiving notice of the default from the non-defaulting party, the non-defaulting party may suspend performance and observance of its obligations under this Agreement, other than those under Sections 6, 7, and 8, without liability, until the other party's default is remedied.

10.	GENERAL

10.1

Condition Precedent. This Agreement is subject to the prior review and acceptance by the Canadian Exchange. No payments will be made pursuant to this Agreement, and no Services provided, unless and until such approval has been obtained.

10.2	Amendment. This Agreement may not be amended or modified except by written agreement signed by both parties. Schedule A is attached to this Agreement and forms an integral part hereof.

10.3

Assignment. Neither party will assign, transfer, mortgage, charge or otherwise dispose of any or all of the rights, duties or obligations granted to it under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

10.4

Entire Agreement. This Agreement and all Schedules attached hereto comprise the entire agreement between the parties with respect to the Services and supersede all previous representations, warranties, dealings, agreements, understandings and expectations of the parties regarding the subject matter hereof, and there are no other representations, warranties, understandings, conditions, agreements, or expectations except as set out in this Agreement.

10.5	Enurement. Subject to the limitations hereinbefore expressed, this Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

10.6

Force Majeure. Neither party shall be deemed to be in default for any delay or failure to perform its obligations under this Agreement resulting from acts of God, the elements, strikes, shortage of parts, labour or transportation or any other causes beyond the reasonable control of such party.

10.7

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta without regard to its conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Province of Alberta.

10.8

Further Documentation. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

10.9

Independent Contractor. Nothing contained herein shall be deemed or construed to create between the parties hereto a partnership, employment relationship, or joint venture. No party shall have the authority to act on behalf of any other party, or to commit any other party in any manner or cause whatsoever or to use any other party's name in any way not specifically authorized by this Agreement. No party shall be liable for any act, omission, representation, obligation or debt of any other party, even if informed of such act, omission, representation, obligation or debt.

10.10

Independent Legal Advice. The parties hereto each acknowledge that they have not relied upon the other party to this Agreement for advice, whether legal or otherwise, in connection with this Agreement and the parties hereto further acknowledge that they have each been advised to seek independent legal advice with respect to same.

10.11

Injunctive Relief. Consultant agrees that the Corporation may be irreparably damaged if any provision of this Agreement is not performed by Consultant in accordance with its terms. Accordingly, the Corporation shall be entitled to apply for an injunction or injunctions to prevent breaches of any of the provisions of this Agreement and may specifically enforce such provisions by an action instituted in a court having jurisdiction. These specific remedies are in addition to any other remedy to which the Corporation may be entitled at law or in equity.

10.12

Notice. All payments, reports and notices or other documents that any of the parties hereto are required or may desire to deliver to any other party hereto may be delivered only by personal delivery or by registered or certified mail, all postage and other charges prepaid, if to the Consultant at #105, 18408 64 Ave., Surrey BC V3S 1E9, and if to the Corporation to the Corporation’s offices at Suite 207B, 1135 Terminal Way, Reno, Nevada USA 89502, or at such other address as any party may hereinafter designate in writing to the others. Any notice personally delivered shall be deemed to have been given or received at the time of delivery.

10.13

No Waiver. No condoning, excusing or overlooking by any party of any default, breach or non- observance, by any other party at any time or times in respect of any covenants, provisos, or conditions of this Agreement shall operate as a waiver of such party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of such party in respect of any such continuing or subsequent default or breach and no waiver shall be inferred from or implied by anything done or omitted by such party, save only an express waiver in writing.

10.14

Remedies. No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

10.15

Severability. In the event that any part, section, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire agreement shall not fail on account thereof, and the balance of this Agreement shall continue in full force and effect.

10.16

Survival. The terms and provisions, covenants and conditions contained in Sections 6, 7, 8, 9 and 10 shall remain in force, survive indefinitely and be binding upon the parties, their successors and their permitted assigns notwithstanding any expiration or other termination of this Agreement for any reason whatsoever.

10.17

Wording. Whenever the singular or masculine or neuter is used throughout this Agreement the same shall be construed as meaning the plural or feminine or body corporate when the context or the parties hereto may require.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first set out above.

TEATYN ENTERPRISES INC.
INFRASTRUCTURE MATERIALS CORP.
Per:		Per:
	Name: Todd D. Montgomery		Name: Steve McGuire
	Title: Chief Executive Officer		Title: President

Schedule "A"

All capitalized terms used throughout this Schedule A shall have the meaning ascribed thereto in the consulting agreement between Infrastructure Materials Corp. (the "Corporation") and Teatyn Enterprises Inc. (the "Consultant") dated April 1, 2012 (the "Agreement").

SCOPE OF SERVICES

(i)

Develop a target group within the professional investment community to increase the following of, and involvement in, the Corporation’s stock. One of the goals of this program is to increase the distribution of the Corporation’s shares to new investors and investment managers. The target audience will include retail and institutional brokers, analysts, small cap fund managers, small independent brokerage firms and editors of investment advisory services and newsletters.

(ii)

Disseminate to the brokerage community, analysts, and small cap fund managers, Corporation-approved information including information sheets, analysis, and corporate profiles and reports that concern the Corporation. The intent of information distribution is regarded as updating and introducing interested parties to the Corporation’s corporate developments and future plans so as to increase awareness of the Corporation and create participation in the trading of the Corporation’s shares.

(iii)	Undertake an ongoing communications strategy aimed at existing shareholders to encourage maintaining and increasing their share position in the Corporation.

(iv)	Assist in writing Corporation-approved information materials such as information updates and information (fact) sheets.

(v)	Organize investment community meetings that provide management of the Corporation with an opportunity to present its story to qualified investors.

(vi)	Handle all investor inquiries and provide a detailed reporting of questions and responses.

(vii)

The Consultant shall have the authority to perform its duties as an independent contractor to the Corporation. Nothing in this agreement will be interpreted with the purposes of constituting the Consultant or its staff as an associate or employee of the Corporation, being understood that the Consultant is and will be an independent contractor and responsible for its own actions and the Consultant will not be able to allege the contrary. The Consultant shall have no power to contractually bind or to execute agreements or any documents on behalf of the Corporation. The Consultant is not an agent of the Corporation.

(viii)

The Consultant must perform its duties in a lawful manner in compliance with all applicable laws in any jurisdiction in which the Consultant performs its duties and the policies and procedures for investor relations, promotional and market making activities as detailed in the TSX Venture Exchange Corporate Finance Manual and United States Securities and Exchange Commission Regulations.

(ix)	In its performance of services for the Corporation, the Consultant is subject to the power, direction and control of the Chief Executive Officer of the Corporation and its Board of Directors.

(x)	The Consultant hereby undertakes to file with the Canadian Exchange copies of any materials prepared in conjunction with this Agreement that are intended to be externally distributed.